AMENDMENT AGREEMENT AND BOND

This Amendment Agreement and Bond (the "**Agreement**") is made and entered as of the 12 day of August, 2009, by and between Vuance Ltd. (formerly, Supercom Ltd.) (the "**Company**") and Brevan Howard Master Fund Limited (the "**Holder**").

WHEREAS, the Holder and the Company are parties to a Subscription Agreement, dated November 16, 2006 (the "**Subscription Agreement**"); and

WHEREAS, the Holder is the holder of (i) a $2,500,000 convertible bond issued by the Company on November 16, 2006 (as amended by Amendment Agreements, dated November 28, 2007 ("**Amendment Agreement 1**") and 30th of June 2008 ("**Amendment Agreement 2**"), copies of which are attached hereto as **Exhibit A** (the "**Bond**"), and (ii) a warrant to purchase Ordinary Shares of the Company, dated November 16, 2006 (the "**Warrant**"); and

WHEREAS, the Company pledged some of its rights and/or assets in favor of the Holder, as described in Amendment Agreement 2; and

WHEREAS, the Company has failed to pay to the Holder Interest payment in an aggregate amount of $125,000 , as well as a part of the amounts as described in Section 4 to Amendment Agreement 1 ("**Additional Amounts**"); and

WHEREAS in addition to its right to be paid the Additional Amounts, the Holder is entitled, without derogation from any of its other rights, to accelerate repayment of the Principal Amount of the Bond and all accrued Interest; and

WHEREAS, the Company and the Holder have held discussions, pursuant to which the Holder shall not exercise its said right to accelerate due to the abovementioned failure subject to the terms set forth in this Agreement, and

WHEREAS, the Company and the Holder have agreed to amend certain provisions of the Subscription Agreement and the Bond in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby agree as follows:

1. The preamble to this Agreement is an integral part hereof and constitutes an inseparable part of the body of the Agreement.
2. (a) Capitalized terms used but not defined herein, directly or by reference, shall have the meaning ascribed thereto in the Bond. The term "Amounts Due" as specified in the Bond and/or Amended Agreement 1 and/or Amended Agreement 2 shall have the meaning as described in this Agreement.

(b) Whenever the following terms shall appear in this Agreement in their capitalized form, the definitions set forth in this Agreement shall apply.

"**Material Shareholder**" – any person holding more than five percent (5%) of the issued and outstanding shares of the Company.

"**New Pledges**" - the Shares Charge, the Supercom Slovakia Charge and the Patent Charge as defined in this Agreement.

"**Patent**" – patent application number 11/397,580 that has been filed in the United States, as well as international patent application (pursuant the PCT convention) number US 2007/0240198 that has been filed in the United States.
Title of invention: SMART SITE MANAGEMENT SYSTEM.

"**Slovakian Project Arbitral Award**" - the award from the International Arbitral Centre of the Austrian Federal Economic Chamber, pursuant to which the Ministry of Interior of the Slovak Republic was ordered to pay Supercom Slovakia the amount of SKK 80,000,000 (approximately $3,399,000 as of May 3, 2009) plus interest accruing from March, 1999.

"**Subsidiaries**" – collectively: Vuance and SBC Aviation Ltd.

"**Supercom Slovakia**" – Supercom Slovakia S.A., a subsidiary of the Company.

"**Supervisor**" – the supervisor who shall be appointed under the terms the Letter of Appointment in the form attached as **Exhibit B** to this Agreement.

"**Vuance**" - Vuance, Inc., a wholly-owned subsidiary of the Company.

3. The Company undertakes that in conducting their business, it and its Subsidiaries shall seriously consider the Supervisor's recommendations. Nothing in the above shall derogate from any of the Holder's rights, including the acceleration right in case of failure to implement the Supervisor's recommendations.

Without derogating from the above, until the full repayment of the Amounts Due, the Company undertakes that, unless agreed to, in writing and in advance, by the Holder, it and its Subsidiaries will refrain from:

(a) making any Dividend distribution;

(b) making any cash and/or any other benefit payment to any Material Shareholder, other than remuneration for work and/or services rendered, provided that the monthly remuneration to any such shareholder does not exceed (i) the current monthly remuneration, nor (ii) $12,000;

(c) changing the arrangement approved by the Company's General Meeting on December 21, 2008, pursuant to which certain shareholders and directors of the Company shall not receive cash remuneration for their services for a period of up to 12 months commencing on October 1, 2008;

(d) making any investment in any other company or other entity and any merger;

(e) taking any action which is not within the Company's and/or its Subsidiaries' ordinary course of business;

(f) consummating any transaction between the Company and/or its Subsidiaries and any Material Shareholder, except for transactions which are carried out in the ordinary course of business.

(g) making any transaction to transfer all or substantially all of the Company's and/or its Subsidiaries' assets to any third party

4. The Company and its Subsidiaries shall appoint the Supervisor, within two (2) business days from the signing date hereof, in order to inspect and observe: (a) the full compliance by the Subsidiaries and the Company with their undertakings under the Bond, Amended Agreement 1, Amended Agreement 2 and this Agreement, and (b) the general operation of the Company and its Subsidiaries.

5. The Supervisor shall have the authorities as described in the Letter of Appointment and the Company and its Subsidiaries shall not be permitted to replace him and/or to halt his activity without the prior written consent of the Holder in which case the Company and its Subsidiaries shall not withhold their consent to termination. The Company shall bear the entire Supervisor's expenses and fees as shall be agreed between the Company and the Supervisor.

6. For the avoidance of doubt, it is specifically clarified that the Holder shall not be liable for any of the Supervisor's actions.

7. As security for compliance with the Company's undertakings, including the full repayment of all Amounts Due, including all expenses incurred by the Holder as a result of any breach of the terms of the Bond, Amended Agreement 1, Amended Agreement 2 and this Agreement by the Company and its Subsidiaries, and in addition to and/or without derogating from all of the Holder's other rights, the Company undertakes to create in favor of the Holder:

   (a) a fixed charge to secure an unlimited amount, which shall be senior to any indebtedness and/or other pledge and encumbrance, on all of the Company's shareholdings in Vuance (the "**Shares Charge**"). Such charge shall include specific limitation on any transfer of all or substantially all of Vuance's assets to third party.

   (b) a fixed charge to secure an unlimited amount, which shall be senior to any indebtedness and/or other pledge and encumbrance, on all of the Company's shareholdings in Supercom Slovakia and to place a fixed charge and an assignment of rights to secure an unlimited amount which shall be senior to any indebtedness and/or other pledge and encumbrance, on all incomes and/or rights in connection therewith to which the Company and its Subsidiaries are and shall be entitled as a result of the Slovakian Project Arbitral Award, and on all amounts in connection with the project related to the arbitration, including, without limitations, insurances rights, claims rights, rights to receive monies etc. (the "**Supercom Slovakia Charge**").

   (c) a fixed charge to secure an unlimited amount, which shall be senior to any indebtedness and/or other pledge and encumbrance, on the Patent (the "**Patent Charge**").

8. The Company undertakes to register the New Pledges in all the pertinent registration bureaus including in Israel and to take all actions and pass all resolutions in order to ensure that the New Pledges shall be valid and with full force and effect including in Israel in favor of the Holder and towards the Company, its Subsidiaries and any third party (the "**Required Actions**").

Without derogating from the above, the Company undertakes to register the Shares Charge and the Supercom Slovakia Charge in the Registrar of Companies Bureau within fifteen (15) days from the signing date of this Agreement.

9. The Company hereby undertakes to complete such registrations, to bear all expenses related to such registrations and to submit to the Holder all the required official certifications, including those from the Israeli Registrar of Companies Bureau and any other pertinent Israeli bureau, specifically indicating the completion of such registrations.

10. (a) The Holder shall release the New Pledges upon the earlier of: (i) full conversion of the Bond; or (ii) full repayment of the Amounts Due including all payments in connection with this Agreement.

(b) Notwithstanding the foregoing provision, in the event the Company desires to sell the shares which are subject to the Shares Charge and/or the Patent and/or the assets or business of Vuance to a non-affiliated third party, the Holder consents to such sale and agrees to release such shares and/or the Patent (as the case may be) from the Shares Charge and/or the Patent Charge, respectively, provided that (i) such transaction is consummated within sixty (60) days from the date hereof, and (ii) the Holder is assured that at least sixty percent (60%) of the net consideration receivable by the Company for the sale of such shares and/or Patent and/or assets or business, but in any event – not less than $1,500,000, shall be paid to the Holder within seven (7) days following its receipt by the Company or Vuance on account of the Amounts Due; provided, however, that even if pursuant to the terms of such transactions part of the consideration is to be held in escrow, (a) a minimum amount of $1,300,000 shall be payable to the Holder pursuant to this Section 10(b) within seven (7) days from the date of consummation of the said transaction, (b) the balance of the amount due to the Holder out of the consideration, if any, will be payable to the Holder as and when it is released from escrow, (c) such balance amount will be covered by and subject to irrevocable written instructions given to the escrow agent by the Company or Vuance (as the case may be) to transfer such amount from the escrowed funds directly to the Holder, instead of to the Company or Vuance (as the case may be), as and when they are released from the escrow.

Without derogating from the above and from any of the Company's and or Vuance's liabilities and obligations and the Holder's rights, the Company undertakes that in the event the Company desires to sell the shares which are subject to the Shares Charge and/or the Patent and/or the assets or business of Vuance to a non-affiliated third party, then such transfer shall include an assignment of rights and obligations signed both by the Company and/or Vuance and the third party, including such third party's agreement to pay all amounts payable to the Holder in accordance with Section 10(b) above directly to the Holder. The content of such assignment of rights and obligations shall be approved by the Holder prior to its signing.

11. Subject to all of the following:

(a) the complete execution of all the Required Actions;

(b) the appointment of the Supervisor as provided herein; and

(c) payment to the Holder of all the payments that should be paid pursuant hereto until the compliance of the terms described in Sections 11(a) and 11(b) above;

(1) In order to release the Pledge (as such term is defined in Amendment Agreement 2), the Holder shall, within ten (10) days thereafter, sign and submit to the Company its irrevocable consent, in the form attached hereto as **Exhibit C**, the letter to the

Registrar of Companies, attached hereto as **Exhibit D,** and any other document or instrument which may be required in order to implement such release.

It is hereby clarified and emphasized that signing and submitting the documents as aforesaid shall be the Holder's only and sole obligation with respect to such release and that the Company shall be responsible to take all actions in order to release the Pledge.

(2) Sections 16, 18, 19 and 21 of Amendment Agreement 2 shall thereupon become null and void.

(3) Section 9.13 of the Bond (which was added thereto in Amendment Agreement 2) shall thereupon be amended by deleting therefrom the reference to sections 18, 19, 20 and 21 of Amendment Agreement 2.

12. Starting from the date hereof, the Interest (as defined in Section 2 of the Bond and Section 5 of Amended Agreement 2) shall be increased by two percent (2%) (to an annual rate of twelve percent (12%)), which additional interest will be paid in one lump sum payment together with the last installment.

Notwithstanding the above in the event the Company doesn't repay all the Amounts Due early, then the interest shall be raised every 180 days starting from the date hereof by 0.5% and all payments shall be then adjusted accordingly. All amounts resulting from such raise in the Interest rate shall also be paid with the last installment.

13. Anything in Sections 1 and 2 of the Bond to the contrary notwithstanding, the Company and the Holder agree as follows:

(a) The Company's current debt to the Holder is $3,643,150 (**"Total Debt" or "Amounts Due"**), and it is comprised of the following:

(i) $2,500,000 - Principal Amount

(ii) $ 313,014 - Interest

(iii) $830,136 - Additional Amounts.

Exhibit E attached hereto sets forth the payment schedule of the Total Debt. The Total Debt and its payment schedule is subject to the specific possible adjustments pursuant only to the provisions set forth in sections 13(b) 13(c) and 14 hereof.
Subject to the complete fulfillment of all the Company's and its Subsidiaries' obligations hereunder, and without derogating from its rights in case of breach thereof, repayment of the Total Debt shall be made exactly in accordance with the payment schedule as described in Exhibit E

(b) The Additional Amount shall be paid by the Company to the Holder no later than December 01, 2017 as described in Exhibit E. Notwithstanding the foregoing provisions, in the event that the Company (1) complies with its obligations hereunder, and (2) shall have paid to the Holder in full the Principal Amount and all Interest accrued thereon: (i) on or before September 30, 2009 - the Company shall *ipso facto* be irrevocably and unconditionally released from its obligation to pay 75% of the Additional Amounts, (ii) after September 30, 2009 but on or before November 30, 2009 – the Company shall *ipso facto* be irrevocably and unconditionally released from its obligation to pay 50% of the Additional Amounts, (iii) after November 30, 2009 but on or before January 31, 2010 – the Company shall *ipso facto* be irrevocably and unconditionally released from its obligation to pay 25% of the Additional Amounts.

The foregoing release provisions shall also apply, on a pro rata basis, in case the Company complies with its obligations hereunder and pays the Holder only part of the Principal Amount, and all Interest accrued thereon, by the respective dates specified above. For instance, should the Company (i) comply with its obligations hereunder, and (2) pay to the Holder 80% of the Principal Amount, and all Interest accrued thereon, after September 30, 2009 but on or before November 30, 2009 – the Company shall *ipso facto* be irrevocably and unconditionally released from its obligation to pay 60% of the Additional Amounts.

(c) In addition - if according to the Company's financial reports, the Company will have positive cash flow from operation activities in a certain calendar quarter, then an amount equal to 30% of the difference between (a) the net cash provided by operation activities, and (b) the sum of: (i) the cash used by the Company in such quarter for investment activities and principal payment of loans, and (ii) the amounts received (by the Company, its Subsidiaries or the Holder) in such quarter pursuant to Sections 10 or 14 hereof, will also be paid to the Holder.

14. In the event the Company and/or any of its Subsidiaries receive any payment arising, directly and/or indirectly, from the Slovakian Project Arbitral Award or in connection with the project related to such arbitration, then, notwithstanding the payment schedule contained in **Exhibit E** and the provisions of Section 13(b), sixty percent (60%) of any of such payment shall be paid to the Holder within seven (7) days following its receipt on account of the Amounts Due (the "**Accelerated Payment**"). In addition, in the event the Supervisor ceases to provide services to the Company, then all the monthly payments to the Holder as set forth in Exhibit E shall increase by $3,000 per month.

15. Section 9 of the Bond is hereby amended to read as follows:

"**Acceleration**. Notwithstanding the above, and the provisions of the Bond, Amendment Agreement 1 and Amendment Agreement 2 to the extent permitted by applicable law, the Total Debt including the outstanding Principal Amount, all Interest including the 0.5% half yearly increase and the Additional Amounts, will immediately become due and payable in cash, (i) at the Holder's sole discretion as shall be indicated in a written notice provided by it to the Company, upon the occurrence of any of the events mentioned in subsections 9.3, 9.4, 9.5 9.6 9.7, 9.8, 9.9, 9.10, 9.12, 9.13 (added in Amended Agreement 2) or 9.15 herein prior to the conversion or repayment of the Total Debt including the Principal Amount, the Interest and the Additional Amounts and (ii) automatically upon the occurrence of any of the events mentioned in subsections 9.1 or 9.2 herein prior to the conversion or full repayment of the Total Debt including the Principal Amount, the Interest and the Additional Amounts,

without presentment, protest or notice of any kind, all of which are hereby expressly waived by the Company. The Company shall provide immediate notice to the Holder upon occurrence of any of the events mentioned in subsections 9.1 through 9.15 herein.

Capitalized terms in Section 9 which are not defined in this Bond shall have the meaning ascribed to them in the Amendment Agreement and Bond, dated as of March 25, 2009, between the parties hereto ("**Amendment Agreement 3**").

16. Section 9.11 of the Bond is hereby deleted.

17. Section 9.15 shall be added to the Bond as follows:

"Any breach of the Company's obligations and/or representations contained in Amendment Agreement 3, which include, without limitations, any of the followings:

(a) Failure by the Company and/or its Subsidiaries to pay the Amounts Due or any part of them in accordance with the terms (including dates) set forth in Amendment Agreement 3 and/or Exhibit E thereto or failure to pay any Accelerated Payment.

(b) Failure by the Company and/or its Subsidiaries to fully comply with the Supervisor's recommendations or any breach of the Supervisor's authorities as described in Exhibit B of Amendment Agreement 3, or any failure to pay the Supervisor his fees or expenses or any halt of the Supervisor's activity by the Company; for the purpose of this section and without derogating from any of the Holder's rights, in establishing and/or determining such failure and/or breach, a notice from the Supervisor indicating such failure or breach shall be considered a *prima facie* proof.

(c) Failure to register the New Pledges as described in Section 7 of Amendment Agreement 3."

18. Section 9.14 to the Bond (added in the Amended Agreement 2) shall be amended to read as follows:

"Without derogating from all its rights, in the event that the Company shall not pay all or any part of the Amounts Due in accordance with its obligations and/or within 7 days after receipt of acceleration notice as described in the Bond (Section 9), the Holder shall also be entitled to appoint a receiver and/or receivers in order to exercise the New Pledges and/or any one of them (as such term is defined in Amendment Agreement 3) at its sole discretion.

In addition and without derogating from any of the Holder's other rights, any payments out of the Amounts Due and/or the Accelerated Payment which shall not be paid under the terms of Section 13 of Amendment Agreement 3 and Exhibit E of Amendment Agreement 3 shall bear monthly Interest of 3%."

19. The Number of the Warrant Shares as defined in Section 1(a) of the Warrant is amended to be 159,375 and the Exercise Price as defined in Section 1(b) of the Warrant is amended to be $0.40.

20. The Holder acknowledges that the Company has been informed by NASDAQ that it had not complied with the minimum requirements for continued listing on NASDAQ and that the Company had appealed such determination and awaits a decision. The Holder agrees that such delisting shall not be deemed as a breach of Sections 5 and 9.7 of the Bond. For the avoidance of doubt, all the Holder's registration rights under the Subscription Agreement and its annexes, including the Registration Rights Agreement, shall remain in full force and effect.

21. The Company and its Subsidiaries represent and warrant to the Holder that as of the date hereof:

(a) No shareholder, nor any third party, owns or has any options, warrants or other rights to subscribe for, purchase or acquire any securities of the Company issuable to the Holder pursuant to Warrant or the Bond, or any of shares that are subject to the Shares Charge, and there are no outstanding options, warrants, conversion rights, rights of first refusal, co-sale rights, preemptive rights or other rights or agreements for the purchase or acquisition from the Company of any of the securities of the Company issuable to the Holder pursuant to Warrant or the Bond or rights thereto, or of any of the shares that are subject to the Shares Charge. All rights, preferences and privileges of the Company's shares (**"Vuance's Shares"**) are as set forth in the Company's Articles attached hereto as **Exhibit F**.

(b) All outstanding Vuance's Shares and Supercom Slovakia's shares held by the Company have been duly authorized and validly issued, are fully paid and non-assessable, free and clear of liens, claims, charges, encumbrances, rights, option to purchase, proxies, calls or commitments of every kind, and were issued in compliance with all applicable securities laws.

(c) There are no restrictions to pledge the Company's rights and/or assets under the terms of this Agreement. The execution, delivery and performance by the Company of this Agreement and the New Pledges will not result in any violation of any law and/or obligation.

(d) The Company owns and has independently developed the Patent (the **"IP Rights"**), which is necessary to enable the Company to carry on its business as currently conducted and as proposed to be conducted without, to the Company's best knowledge, any conflict with or infringement of the rights of others.

(e) The Company has not granted, nor are there outstanding, any options, licenses or agreements of any kind relating to the IP Right, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to the IP Rights.

(f) The Company is not obligated to pay any royalties or other payments to any third party with respect to the marketing, sale, distribution, manufacture, license or use of the IP Rights.

(g) The Company, to its best knowledge, has not violated or infringed, and is not currently violating or infringing, and by conducting its business after the date hereof would not, to the Company's best knowledge, violate or infringe, and the Company has not received any communications alleging that the Company (or any of its employees, directors or consultants) has violated or infringed, any IP right of any other person or entity, and no threat of a claim or suit alleging such violation or infringement has been brought to the Company's attention.

22. The Company has taken security measures to protect the secrecy and confidentiality of the IP Rights, which measures are of the highest standards customary in the industry in which the Company operates.

23. In addition to any of the Holder's rights, including information rights, the Holder shall receive from the Company:

(a) not later than the 15th day of each month, a monthly report signed by the Company's CFO and the Supervisor, of all of the Company's and Vuance's revenues collected during the previous month; and

(b) all reports and/or documents issued by the Supervisor to the Company and/or any of its Subsidiary in the reported month.

24. Except as herein expressly agreed, the Subscription Agreement, the Bond, the Warrant, Amended Agreement 1 and/or Amended Agreement 2 are hereby confirmed and ratified and shall remain in full force and effect according to their respective terms.

25. The Company shall bear legal fees to be incurred by the Holder in connection with the signing of this Agreement, in the amount of $7,500 plus VAT which shall be paid directly to the Holder's legal counsel within thirty (30) days from the signing hereof against a proper tax invoice.

26. The Holder acknowledges that the Company intends to enter with the Other Holders (as defined in Amendment Agreement 2) into an agreement similar in terms and substance to this Amendment Agreement 3 (the "**Agreement with the Other Holders**"), and agrees that all rights and privileges which are conferred by this Amendment Agreement 3 on the Holder (including, without limitation, pursuant to Sections 7-10, 13(d), 14 and 22) and are inconsistent with the rights and privileges to be conferred on the Other Holders pursuant to the Agreement with the Other Holders (e.g., acceleration from monies received in connection with the Slovakian Project Arbitral Award pursuant to Section 14) shall be qualified by such rights and privileges of the Other Holders, and *vice versa*, to such extent and in such manner that all such inconsistent rights and privileges of the Holder and the Other Holders shall be conclusively deemed to have been shared on a pro rata basis between the Holders and the Other Holders.

27. The parties will sign a Hebrew version of this Agreement, which shall be translated by the Company within 7 days after the signing of this Agreement. If any contradiction arises between the Hebrew and the English version, the English version will prevail.

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement and Bond to be duly executed and delivered as of the day and year first above written.

VUANCE, LTD.

By: ______________________

Its: ______________________

____

BREVAN HOWARD MASTER FUND LIMITED

By: ______________________

Its: ______________________

Exhibit A

Amendment Agreement 1 - Previously filed as Exhibit 4 to, and incorporated herein by reference from, the Current Report on Form 6-K that the Company filed with the Securities and Exchange Commission on December 6, 2007.

Amendment Agreement 2 - Previously filed as Exhibit 1 to, and incorporated herein by reference from, the Current Report on Form 6-K that the Company filed with the Securities and Exchange Commission on July 8, 2008.

Bond - Previously filed as Exhibit 10.1 to, and incorporated herein by reference from, the Current Report on Form 6-K that the Company filed with the Securities and Exchange Commission on November 22, 2006.

Exhibit B

[On Vuance Ltd.'s Letterhead]

[Date]

Mr. Yuval Kidron

____

____

Dear Mr. Kidron,

Re: Appointment as Supervisor

1. Pursuant to a certain Amendment Agreement and Bond, dated ________ __, 2009, between Vuance Ltd. (the "**Company**") and Brevan Howard Master Fund Limited (the "**Holder**"), a copy of which is attached hereto as **Annex 1** ("**Amendment Agreement 3**"), the Company is hereby appointing you, subject to your agreement, as a supervisor in order to inspect and observe the following:
    a. the full compliance by the Company, and Vuance, Inc. and SBC Aviation Ltd., wholly-owned subsidiaries of the Company (the "**Subsidiaries**"), with their undertakings under the $2,500,000 Convertible Bond, dated November 16, 2006, issued by the Company to the Holder, a copy of which is attached hereto as **Annex 2** (the "**Bond**"), the Amendment Agreement, dated as of November 28, 2007, between the Company and the Holder, a copy of which is attached hereto as **Annex 3** ("**Amendment Agreement 1**"), the Amendment Agreement and Bond, dated as of June, 30, 2008, between the Company, SBC Aviation Ltd. and the Holder, a copy of which is attached hereto as **Annex 4** ("**Amended Agreement 2**") and Amended Agreement 3; and
    b. the general operation of the Company and the Subsidiaries.
2. To enable you to fulfill your foregoing tasks, the Company and the Subsidiaries will permit you to have full access to the books, records, information and documents of the Company and the Subsidiaries and to conduct such inspection and observation of the Company and the Subsidiaries as you, at your reasonable discretion, shall deem necessary; provided, however, that such inspection and observation shall be

conducted during normal business hours. The Company and the Subsidiaries shall cooperate in all reasonable respects and in a prompt and timely manner with your inspection and observation.

3. The Company's CFO or his representative shall meet with you regularly, on a weekly basis, at the Company's offices, to answer any questions pertaining to your tasks that you may have, to provide you with any additional existing information that you may request and to discuss with you any matter within the scope of your work that you may desire to address.

   Should you be of the opinion from time to time that an extraordinary meeting with the CFO, between the regular weekly meetings, is warranted, the Company will attempt to accommodate your request for such meeting without delay.

4. Based on your inspection, observation and discussions with the Company's representatives, you will issue to the Company, from time to time, reports which will contain analysis and recommendations as you, at your own discretion, may deem fit. Before issuing any such report, you will furnish the Company, reasonable time in advance, with a draft thereof and provide the Company reasonable time to comment on such draft. To avoid any doubts and misunderstandings – you will be under no obligation whatsoever to accept the Company's comments, in whole or in part, and the form and content of the final report is, and shall continue to be, under your sole and unqualified authority.

   Furthermore, in the event that the Company fails to adopt and implement any of your recommendations, you will be entitled to notify same to the Holder, after giving the Company a reasonable opportunity to explain why it failed to do so.

5. In addition to the reports mentioned in the previous paragraph, you will also have the authority and task of co-signing with the Company's CFO monthly reports designed for the Holder, setting forth the revenues collected by the Company and Vuance, Inc. during the reported month.

6. As full and sole consideration for performing your tasks hereunder, the Company shall pay you a monthly fee in the amount of NIS 12,000, plus VAT. Any and all other taxes which are or may be imposed on any amounts paid to you in connection with your tasks hereunder will be borne by you alone and shall not be grossed-up by the Company. Payment of the monthly fee shall be made in arrears within __ days after receipt from you of a proper tax invoice.

7. The Company may reimburse you, in accordance with the Company's' reimbursement procedures as may be in force from time to time, for certain expenses that you may reasonably incur in connection with the performance of your tasks hereunder.

8. All information received by you from or on behalf of the Company or the Subsidiaries in connection with your tasks hereunder shall be treated by you as strictly confidential and not be divulged to any person or used by you otherwise than for such tasks, without the prior written consent of the Company, unless such information:

   i. is or later comes into the public domain other than by breach of the foregoing paragraph;

ii. is in your possession, with the full right to disclose, prior to receiving it from the supplying entity, as evidenced by tangible reliable evidence;

iii. is independently received by you from a third party with the full right to disclose, as evidenced by written reliable evidence;

iv. is required to be disclosed by law or regulation, provided that in such event you shall first give a prompt prior written notice to the Company of the requirement for such disclosure, immediately following receipt of a request or order to so disclose such confidential information, and cooperate through all reasonable and legal means, at the Company's expense, in any attempts by the Company or the Subsidiaries to prevent or otherwise restrict disclosure of such confidential information.

Upon expiration or termination, for whatever cause or reason, of your appointment as supervisor hereunder, you shall immediately return to the Company all copies of any documents or other materials containing or reflecting such information.

9. Your appointment hereunder shall commence on the date we receive your written agreement to be appointed and serve as a supervisor pursuant to the terms hereof, and shall remain in effect as long as the Bond is in force, unless earlier terminated by either party by a 7-day's written notice to the other. Your obligations pursuant to paragraph 8 hereof shall survive the expiration or termination, for whatever cause or reason, of your appointment hereunder.

If you agree to be appointed and serve as a supervisor pursuant to the terms set forth above, please so indicate by returning to us a copy of this letter signed by you in the space provided.

Very truly yours,

I agree:

Yuval Kidron

Signature: _____________

Date: ________

Exhibit C

מדינת ישראל
פקודת החברות [נוסח חדש], תשמ"ג - 1983

תעודת רישום שעבוד או משכנתא

אני מאשר בזה שמשכנתא או שעבוד שנוצרה על ידי
ויואנס בע"מ
VUANCE LTD

מיום 12/08/2009 כ"ב אב תשס"ט

לשם הבטחת סכום של: ללא הגבלה

המגיע או שיגיע ל:

25092008 BREVAN HOWARD MASTER FUND LIMITED

נרשם היום לסעיף (185) לפקודת החברות.

ניתן בחתימת ידי בירושלים
14/09/2009
כ"ה אלול תשס"ט

מס' שעבוד 42

מס' חברה 520044074

וויץ חלי
ב/רשם החברות

EXHIBIT D

Brevan Howard Master Fund Limited

March __, 2009

To Bank Hapoalim Ltd

Pursuant to an Agreement and Bond (the "Agreement") dated June 30, 2008, between the undersigned, Vuance Ltd. ("Vuance") and SBC Aviation Ltd. ("SBC"), Vuance and SBC pledged to us all income and/or rights in connection therewith to which they are and shall be entitled as a result of the Airport Project (as such term is defined in the Agreement) (the "Pledge").

We hereby confirm and acknowledge that we are no longer entitled to the Pledge and give our irrevocable and unconditional consent to the release to Vuance and/or SBC, free of the Pledge, any all amount received or receivable by them as a result of or in connection with the Airport Project.

Very truly yours,

Brevan Howard Master Fund Limited

By: _______________

Title: _____________

Exhibit E - BH Payment Schedule

Data

Principal	2,500,000		
Interest Rate	10%	Increased Intrest Rate	12.0%
Last interest payment	3/31/2008		
Agreement Date	7/1/2009		
Number of payments	102		
Interest Due today	313,013.70	At July 1st	
Total Principal & interest	2,813,013.70		
Additional amount	830,136		

Payment Schedule

Payment Date	Interest	Old Interest	Principal	Principal	Total Payment	Principal & interest Balance	Interest rate	Additional accrued interest	Total additional interest	Additional amount
8/12/2009	15,000	-	-	-	15,000	2,813,014	-	-	-	830,136.00
8/12/2009	15,000	-	-	-	15,000	2,813,014	12.0%	-	-	830,136.00
9/1/2009	23,442	1,959	15,647	17,607	41,048	2,795,407	12.0%	3,063	3,063	830,136.00
10/1/2009	23,295	1,975	15,778	17,753	41,048	2,777,654	12.0%	4,566	7,629	830,136.00
11/1/2009	31,589	3,951	31,556	35,507	67,096	2,742,147	12.0%	4,658	12,287	830,136.00
12/1/2009	31,146	4,000	31,949	35,950	67,096	2,706,197	12.0%	4,449	16,736	830,136.00
1/1/2010	22,552	2,058	16,439	18,497	41,048	2,687,700	12.0%	4,565	21,301	830,136.00
2/1/2010	22,398	2,075	16,576	18,651	41,048	2,669,049	12.5%	5,667	26,968	830,136.00
3/1/2010	22,242	2,093	16,714	18,806	41,048	2,650,243	12.5%	5,083	32,051	830,136.00
4/1/2010	22,085	2,110	16,853	18,963	41,048	2,631,280	12.5%	5,587	37,638	830,136.00
5/1/2010	21,927	2,128	16,993	19,121	41,048	2,612,159	12.5%	5,367	43,006	830,136.00
6/1/2010	21,768	2,145	17,135	19,280	41,048	2,592,879	12.5%	5,505	48,511	830,136.00
7/1/2010	21,607	2,163	17,278	19,441	41,048	2,573,438	12.5%	5,288	53,799	830,136.00
8/1/2010	21,445	2,181	17,422	19,603	41,048	2,553,835	13.0%	6,507	60,306	830,136.00
9/1/2010	21,282	2,199	17,567	19,766	41,048	2,534,068	13.0%	6,457	66,763	830,136.00
10/1/2010	21,117	2,218	17,713	19,931	41,048	2,514,137	13.0%	6,199	72,962	830,136.00
11/1/2010	20,951	2,236	17,861	20,097	41,048	2,494,040	13.0%	6,355	79,316	830,136.00
12/1/2010	20,784	2,255	18,010	20,265	41,048	2,473,775	13.0%	6,100	85,416	830,136.00
1/1/2011	20,615	2,274	18,160	20,434	41,048	2,453,341	13.0%	6,251	91,667	830,136.00
2/1/2011	20,445	2,293	18,311	20,604	41,048	2,432,738	13.5%	7,232	98,899	830,136.00
3/1/2011	20,273	2,312	18,464	20,776	41,048	2,411,962	13.5%	6,476	105,375	830,136.00
4/1/2011	20,100	2,331	18,618	20,949	41,048	2,391,013	13.5%	7,108	112,482	830,136.00
5/1/2011	19,925	2,350	18,773	21,123	41,048	2,369,890	13.5%	6,817	119,300	830,136.00
6/1/2011	19,749	2,370	18,929	21,299	41,048	2,348,591	13.5%	6,981	126,281	830,136.00
7/1/2011	19,572	2,390	19,087	21,477	41,048	2,327,114	13.5%	6,694	132,976	830,136.00

8/1/2011	19,393	2,410	19,246	21,656	41,048	2,305,458	14.0%	7,832	140,808	830,136.00
9/1/2011	19,212	2,430	19,406	21,836	41,048	2,283,622	14.0%	7,758	148,566	830,136.00
10/1/2011	19,030	2,450	19,568	22,018	41,048	2,261,604	14.0%	7,435	156,001	830,136.00
11/1/2011	18,847	2,470	19,731	22,202	41,048	2,239,402	14.0%	7,608	163,609	830,136.00
12/1/2011	18,662	2,491	19,896	22,387	41,048	2,217,016	14.0%	7,289	170,898	830,136.00
1/1/2012	18,475	2,512	20,061	22,573	41,048	2,194,442	14.0%	7,455	178,353	830,136.00
2/1/2012	18,287	2,533	20,229	22,761	41,048	2,171,681	14.5%	8,300	186,653	830,136.00
3/1/2012	18,097	2,554	20,397	22,951	41,048	2,148,730	14.5%	7,682	194,335	830,136.00
4/1/2012	17,906	2,575	20,567	23,142	41,048	2,125,588	14.5%	8,124	202,459	830,136.00
5/1/2012	17,713	2,597	20,739	23,335	41,048	2,102,252	14.5%	7,775	210,235	830,136.00
6/1/2012	17,519	2,618	20,911	23,530	41,048	2,078,723	14.5%	7,945	218,179	830,136.00
7/1/2012	17,323	2,640	21,086	23,726	41,048	2,054,997	14.5%	7,601	225,780	830,136.00
8/1/2012	17,125	2,662	21,261	23,923	41,048	2,031,074	15.0%	8,625	234,405	830,136.00
9/1/2012	16,926	2,684	21,439	24,123	41,048	2,006,951	15.0%	8,523	242,928	830,136.00
10/1/2012	16,725	2,707	21,617	24,324	41,048	1,982,627	15.0%	8,148	251,076	830,136.00
11/1/2012	16,522	2,729	21,797	24,526	41,048	1,958,101	15.0%	8,315	259,391	830,136.00
12/1/2012	16,318	2,752	21,979	24,731	41,048	1,933,370	15.0%	7,945	267,336	830,136.00
1/1/2013	16,111	2,775	22,162	24,937	41,048	1,908,433	15.0%	8,104	275,441	830,136.00
2/1/2013	15,904	2,798	22,347	25,145	41,048	1,883,288	15.5%	8,797	284,238	830,136.00
3/1/2013	15,694	2,821	22,533	25,354	41,048	1,857,934	15.5%	7,839	292,077	830,136.00
4/1/2013	15,483	2,845	22,721	25,566	41,048	1,832,368	15.5%	8,559	300,636	830,136.00
5/1/2013	15,270	2,868	22,910	25,779	41,048	1,806,590	15.5%	8,167	308,803	830,136.00
6/1/2013	15,055	2,892	23,101	25,993	41,048	1,780,596	15.5%	8,318	317,121	830,136.00
7/1/2013	14,838	2,916	23,294	26,210	41,048	1,754,386	15.5%	7,931	325,051	830,136.00
8/1/2013	14,620	2,941	23,488	26,428	41,048	1,727,958	16.0%	8,805	333,857	830,136.00
9/1/2013	14,400	2,965	23,683	26,649	41,048	1,701,309	16.0%	8,670	342,527	830,136.00
10/1/2013	14,178	2,990	23,881	26,871	41,048	1,674,438	16.0%	8,258	350,784	830,136.00
11/1/2013	13,954	3,015	24,080	27,095	41,048	1,647,343	16.0%	8,395	359,179	830,136.00
12/1/2013	13,728	3,040	24,280	27,321	41,048	1,620,023	16.0%	7,989	367,168	830,136.00
1/1/2014	13,500	3,065	24,483	27,548	41,048	1,592,475	16.0%	8,115	375,283	830,136.00
2/1/2014	13,271	3,091	24,687	27,778	41,048	1,564,697	16.5%	8,638	383,921	830,136.00
3/1/2014	13,039	3,117	24,893	28,009	41,048	1,536,688	16.5%	7,662	391,583	830,136.00
4/1/2014	12,806	3,143	25,100	28,243	41,048	1,508,445	16.5%	8,327	399,911	830,136.00
5/1/2014	12,570	3,169	25,309	28,478	41,048	1,479,967	16.5%	7,907	407,817	830,136.00
6/1/2014	12,333	3,195	25,520	28,715	41,048	1,451,252	16.5%	8,012	415,829	830,136.00
7/1/2014	12,094	3,222	25,733	28,955	41,048	1,422,297	16.5%	7,599	423,428	830,136.00
8/1/2014	11,852	3,249	25,947	29,196	41,048	1,393,101	17.0%	8,282	431,710	830,136.00
9/1/2014	11,609	3,276	26,163	29,439	41,048	1,363,662	17.0%	8,107	439,817	830,136.00
10/1/2014	11,364	3,303	26,381	29,685	41,048	1,333,978	17.0%	7,675	447,492	830,136.00
11/1/2014	11,116	3,331	26,601	29,932	41,048	1,304,046	17.0%	7,753	455,245	830,136.00
12/1/2014	10,867	3,358	26,823	30,181	41,048	1,273,864	17.0%	7,329	462,574	830,136.00
1/1/2015	10,616	3,386	27,046	30,433	41,048	1,243,432	17.0%	7,392	469,967	830,136.00
2/1/2015	10,362	3,415	27,272	30,686	41,048	1,212,745	17.5%	7,725	477,692	830,136.00
3/1/2015	10,106	3,443	27,499	30,942	41,048	1,181,803	17.5%	6,799	484,491	830,136.00

4/1/2015	9,848	3,472	27,728	31,200	41,048	1,150,603	17.5%	7,329	491,820	830,136.00
5/1/2015	9,588	3,501	27,959	31,460	41,048	1,119,143	17.5%	6,899	498,719	830,136.00
6/1/2015	9,326	3,530	28,192	31,722	41,048	1,087,421	17.5%	6,927	505,646	830,136.00
7/1/2015	9,062	3,559	28,427	31,987	41,048	1,055,434	17.5%	6,506	512,152	830,136.00
8/1/2015	8,795	3,589	28,664	32,253	41,048	1,023,181	18.0%	6,952	519,104	830,136.00
9/1/2015	8,527	3,619	28,903	32,522	41,048	990,659	18.0%	6,731	525,835	830,136.00
10/1/2015	8,255	3,649	29,144	32,793	41,048	957,866	18.0%	6,298	532,133	830,136.00
11/1/2015	7,982	3,679	29,387	33,066	41,048	924,800	18.0%	6,284	538,417	830,136.00
12/1/2015	7,707	3,710	29,632	33,342	41,048	891,459	18.0%	5,862	544,278	830,136.00
1/1/2016	7,429	3,741	29,879	33,620	41,048	857,839	18.0%	5,829	550,107	830,136.00
2/1/2016	7,149	3,772	30,128	33,900	41,048	823,939	18.5%	5,948	556,055	830,136.00
3/1/2016	6,866	3,804	30,379	34,182	41,048	789,757	18.5%	5,334	561,389	830,136.00
4/1/2016	6,581	3,835	30,632	34,467	41,048	755,290	18.5%	5,453	566,841	830,136.00
5/1/2016	6,294	3,867	30,887	34,754	41,048	720,536	18.5%	5,034	571,875	830,136.00
6/1/2016	6,004	3,899	31,144	35,044	41,048	685,492	18.5%	4,949	576,824	830,136.00
7/1/2016	5,712	3,932	31,404	35,336	41,048	650,156	18.5%	4,542	581,366	830,136.00
8/1/2016	5,418	3,965	31,666	35,630	41,048	614,525	19.0%	4,697	586,063	830,136.00
9/1/2016	5,121	3,998	31,930	35,927	41,048	578,598	19.0%	4,423	590,486	830,136.00
10/1/2016	4,822	4,031	32,196	36,227	41,048	542,371	19.0%	4,012	594,498	830,136.00
11/1/2016	4,520	4,065	32,464	36,529	41,048	505,843	19.0%	3,867	598,365	830,136.00
12/1/2016	4,215	4,099	32,734	36,833	41,048	469,010	19.0%	3,469	601,834	830,136.00
1/1/2017	3,908	4,133	33,007	37,140	41,048	431,870	19.0%	3,301	605,135	830,136.00
2/1/2017	3,599	4,167	33,282	37,449	41,048	394,420	19.5%	3,182	608,318	830,136.00
3/1/2017	3,287	4,202	33,560	37,762	41,048	356,659	19.5%	2,599	610,917	830,136.00
4/1/2017	2,972	4,237	33,839	38,076	41,048	318,583	19.5%	2,570	613,487	830,136.00
5/1/2017	2,655	4,272	34,121	38,394	41,048	280,189	19.5%	2,188	615,675	830,136.00
6/1/2017	2,335	4,308	34,406	38,713	41,048	241,476	19.5%	1,948	617,623	830,136.00
7/1/2017	2,012	4,344	34,692	39,036	41,048	202,440	19.5%	1,581	619,204	830,136.00
8/1/2017	1,687	4,380	34,981	39,361	41,048	163,078	20.0%	1,385	620,589	830,136.00
9/1/2017	1,359	4,416	35,273	39,689	41,048	123,389	20.0%	1,048	621,637	830,136.00
10/1/2017	1,028	4,453	35,567	40,020	41,048	83,369	20.0%	685	622,322	830,136.00
11/1/2017	695	4,490	35,863	40,354	41,048	43,015	20.0%	365	622,688	830,136.00
12/1/2017	358	4,528	36,162	40,690	41,048	2,325	20.0%	19	622,707	830,136.00
12/1/2017		312,755	2,497,934	2,810,689	1,455,168.03				-	-

Exhibit F

Articles of Association

Previously filed as exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form 20-F filed with the Securities and Exchange Commission on September 14, 2004.